CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of all references to our firm included in or made a part of this Post-Effective Amendment #9 to The New York State Opportunity Funds’ Registration Statement on Form N-1A (file No. 333-17381), including reference to our firm under the heading “Accountants” in the Fund’s Prospectus and Statement of Additional Information.

Cohen McCurdy, Ltd

Westlake, Ohio

March 10, 2004

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